Exhibit 99.1

NEWS RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications (949) 862-7624

New Century Announces Pricing of Public Offering

Company Shares to Begin Trading on the New York Stock Exchange

Under Symbol “NEW”

Irvine, Calif., October 1, 2004, New Century Financial Corporation (NYSE: NEW), the nation’s largest mortgage real estate investment trust, today announced that it has priced a public offering of 13.5 million shares of its common stock at $58 per share, for a total offering of $783 million. New Century has granted the underwriters an option, exercisable for 30 days, to purchase up to 2.025 million additional shares of its newly issued common stock to cover over-allotments, if any.

UBS Securities LLC and Friedman, Billings, Ramsey & Co., Inc. are the joint book-running managers of the offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are co-lead managers of the offering, and Flagstone Securities LLC, Jefferies & Company, Inc., JMP Securities LLC and Piper Jaffray & Co. are co-managers.

The newly issued shares will begin trading today on the New York Stock Exchange under the symbol “NEW.”

A registration statement relating to these securities has been filed by New Century (formerly known as New Century REIT, Inc.) with, and declared effective by, the Securities and Exchange Commission. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the final prospectus relating to the offering may be obtained from UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, New York 10171 or Friedman, Billings, Ramsey & Co., Inc., 1001 Nineteenth Street North, 18th Floor, Arlington, Virginia 22209.

About New Century

New Century Financial Corporation is the nation’s largest mortgage real estate investment trusts, providing first and second mortgage products to non-prime borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and New Century intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to, that New Century will complete the offering. New Century cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the interest rate environment, (iii) the stability of residential property values, (iv) the potential effect of new state or federal laws or regulations, (v) the effect of increasing competition in New Century’s sector, (vi) New Century’s ability to maintain adequate financing facilities, (vii) the outcome of litigation or regulatory actions pending against New Century, and (viii) the risks identified in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, filed by New Century’s predecessor, New Century TRS Holdings, Inc., and New Century’s (and its predecessor’s) other periodic filings with the Securities and Exchange Commission. New Century assumes no obligation to update the forward-looking statements contained in this press release.

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